UNITED STATES                             ----------------------------
SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL
      Washington, D.C. 20549                        ----------------------------
                                                    OMB NUMBER:  3235-0167
             FORM 15                                EXPIRES:  OCTOBER 31, 2001
                                                    ESTIMATED AVERAGE
                                                    BURDEN HOURS
                                                    PER RESPONSE .......... 1.50
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-22895

          TradeStation Technologies, Inc. (f/k/a Omega Research, Inc.)
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             (Exact name of registrant as specified in its charter)

    8700 West Flagler Street, Suite 250, Miami, Florida 33174, (305) 485-7000
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                   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $.01 Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                        section 13 (a) or 15 (d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision (s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4 (a) (1) (1)     (X)          Rule 12h-3 (b) (1) (i)    (X)
         Rule 12g-4 (a) (1) (ii)    ( )          Rule 12h-3 (b) (1) (ii)   ( )
         Rule 12g-4 (a) (2) (i)     ( )          Rule 12h-3 (b) (2) (i)    ( )
         Rule 12g-4 (a) (2) (ii)    ( )          Rule 12h-3 (b) (2) (ii)   ( )
                                                 Rule 15d-6                ( )

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934 TradeStation Technologies, Inc. (f/k/a Omega Research, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 3, 2001                     By: /s/ Marc J. Stone
     ---------------------------             ----------------------------------
Name: Marc J. Stone                       Title: Vice President of Corporate
                                                 Development, General Counsel
                                                 and Secretary

Instruction: This form is required by rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.